Exhibit 10.7

RELATIONSHIP AGREEMENT

dated [●], 2022

(the “Agreement”)

between

Allwyn Entertainment AG c/o SAZKA Entertainment AG Weinmarkt 9 6004 Luzern Switzerland	(“Company”)

and

KKCG AG Kappelgasse 21 6004 Luzern Switzerland	(“KKCG”)

(the Company and KKCG each a “Party” and collectively the “Parties”)

regarding

KKCG’s equity holdings and voting power in the Company

WHEREAS:

A.	The Company is a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland with registered office in Lucerne and company number CHE-157.119.805.

B.	KKCG is a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland with registered office in Lucerne and company number CHE-326.367.231.

C.	The Company is considering a potential listing of the Company’s Class B Shares (as defined below) on the New York Stock Exchange (the “Listing”).

D.

Upon completion of the Listing, the Company is expected to have a share capital of CHF [●] divided into [●] registered shares with a nominal value of CHF 0.01 each (voting right shares; Stimmrechtsaktien) (“Class A Shares”) and [●] registered shares with a nominal value of CHF 0.04 each (“Class B Shares”) (together with the Class A Shares, the “Company Shares”).

E.

Upon completion of the Listing, KKCG will hold 100% of the Class A Shares and [●]% of all Class B Shares, corresponding to approximately [●]% of the Company’s issued share capital and [●]% of the voting rights. Hence, KKCG will be the majority shareholder of the Company following completion of the Listing.

F.

The Parties wish to enter into this Agreement to (i) protect KKCG’s and the minority shareholders’ interests in the Company by granting and imposing on KKCG certain governance rights and obligations, respectively, and (ii) agree on certain terms in case of a sell-down of Class B Shares by, or certain other events or circumstances involving, KKCG.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the following meaning:

Affiliate shall mean, with respect to a person or entity, any other Person that, at the relevant point of time, (i) is under Control (as defined below) of such person or entity, (ii) is under Control of the same person or entity as such person or entity, or (iii) has Control over such person or entity. “Control” shall be deemed to exist if a person or entity, alone or jointly with another person or entity, directly or indirectly, (a) owns more than half of the voting rights of a business association, or (b) is otherwise able to direct the business affairs of a legal business association by virtue of any legal or factual circumstances.

Agreement shall mean this Relationship Agreement.

BCA shall mean the business combination agreement dated as of [●], 2022, by and among Cohn Robbins Holdings Corp., SAZKA Entertainment AG, Allwyn US Holdco LLC, Allwyn Sub LLC and the Company.

Board shall mean the board of directors (Verwaltungsrat) of the Company.

Business Day shall mean any day, other than a Saturday or a Sunday, on which either the commercial banks in New York, New York or Lucerne, Switzerland, are open for general business.

Call Notice shall have the meaning set forth in Section 4(b) of this Agreement.

Change of Control means any transaction or series of transactions occurring after the Acquisition Closing (as defined in the BCA) (A) following which a Person or “group” (within the meaning of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended) of Persons (in each case, other than Permitted Holders) acquires direct or indirect ultimate beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (C) the result of which is a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder.

Class A Shares shall have the meaning set forth in Recital D.

Class B Shares shall have the meaning set forth in Recital D.

Company shall have the meaning set forth on the cover page of this Agreement.

Company Information shall have the meaning set forth in Section 3(a) of this Agreement.

Company Shares shall have the meaning set forth in Recital D.

Company Share Lockup shall have the meaning set forth in Section 7(a) of this Agreement.

Company Share Lockup Period means, with respect to the Company Shares received pursuant to the Acquisition Transactions (as defined in the BCA), the period beginning on the Closing Date (as defined in the BCA) and ending on the earlier of (i) the date that is six (6) months from the Acquisition Closing Date (as defined in the BCA) and (ii) subsequent to the Closing Date, the date on which the last reported sale price of the Class B Shares equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing after the Acquisition Closing Date.

Defaulting Party shall have the meaning set forth in Section 8(b) of this Agreement.

Director shall mean a member of the Board.

KKCG Nominated Director shall have the meaning set forth in Section 2.1(b) of this Agreement.

Nomination and Compensation Committee means the Company’s nomination and compensation committee of the Board.

Permitted Holder or Permitted Holders shall mean any of (i) KKCG AG and any funds, partnerships, co-investment vehicles and other entities owned, solely managed, or controlled by KKCG and its Affiliates; and (ii) Karel Komarek and his immediate family members as well as any funds, partnerships, co-investment vehicles and other entities owned, solely managed, or controlled by Karel Komarek.

Permitted Transferee or Permitted Transferees shall have the meaning set forth in Section 7(b) of this Agreement.

Person shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

Share Capital shall mean the issued share capital of the Company as registered in the commercial register as adjusted from time to time.

Shared Employees shall have the meaning set forth in Section 3(d) of this Agreement.

Sunset Event shall have the meaning set forth in Section 4(a) of this Agreement.

Trading Day means any day on which Class B Shares are actually traded on the principal securities exchange or securities market on which Class B Shares are then traded.

Transfer means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Triggering Event means each of the First Earnout Achievement Date, the Second Earnout Achievement Date, First Earnout Change of Control Trigger and Second Earnout Change of Control Trigger.

VWAP means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board.

2.	GOVERNANCE

2.1.	Board Composition and Representation

(a)	The Board shall consist of at least four and no more than nine Directors.

(b)

Subject to applicable laws and regulations (including, but not limited to, United States securities laws and the rules of the New York Stock Exchange applicable to foreign private issuers and controlled companies (to the extent the Company qualifies as such at the relevant time) or as otherwise applicable to the Company)), KKCG shall have the right to nominate for election:

(i)	at least half of the Directors (including the chairman of the Board), until the occurrence of a Sunset Event;

(ii)	unless paragraph (i) above applies, two natural persons as Directors for as long as KKCG, together with its Affiliates, holds at least 10% of the Share Capital; and

(iii)	one natural person as Director for as long as KKCG together with its Affiliates, holds at least 3% (but less than 10%) of the Share Capital;

provided that only such persons shall be nominated by KKCG who have the appropriate expertise, skills and reputation for such a mandate (each such Director, a “KKCG Nominated Director”). The Board shall, and the Company shall procure that the Board will, support the candidates nominated by KKCG and recommend their election as Directors to the shareholders’ meeting.

(c)	The Company shall procure that the KKCG Nominated Directors are recommended by the Nomination and Compensation Committee and nominated by the Board for election by the Company’s shareholders.

(d)

Any nominations of Directors other than the KKCG Nominated Directors shall be recommended by the Nomination and Compensation Committee and proposed by the Board in accordance with applicable laws and regulations (including, but not limited to, United States securities laws and the rules of the New York Stock Exchange applicable to foreign private issuers and controlled companies (to the extent the Company qualifies as such at the relevant time) or as otherwise applicable to the Company). KKCG shall support the election of all such Directors that have been so nominated.

(e)

If KKCG’s participation in the Company falls below the level set forth in Section 2.1(b), KKCG shall procure the resignation of the KKCG Nominated Director(s) with effect as per the following annual general meeting of the Company’s shareholders.

(f)

Unless otherwise requested in writing by KKCG, the Board shall, and the Company shall procure that the Board will, nominate the KKCG Nominated Director(s) for re-election to the Board to the extent that KKCG is entitled to select the KKCG Nominated Director(s) pursuant to Section 2.1(b). If for any reason the position of a KKCG Nominated Director becomes vacant, KKCG shall have the right to nominate a new KKCG Nominated Director in replacement thereof in accordance with this Agreement to be elected at the Company’s next annual general meeting.

3.	ACCESS TO INFORMATION

(a)

To the extent legally permissible and subject to legal restrictions, the Company shall provide KKCG, upon KKCG’s request, with any financial, accounting, taxation and other information and records of, or confirmations from, the Company and any of its subsidiaries (the “Company Information”), to the extent that such information is necessary for KKCG

(i)	to account appropriately for its investment in the Company in its accounts, other financial records or forecasts; or

(ii)	to comply with any applicable legal, regulatory, tax and/or accounting requirements (including any requests from regulatory or governmental bodies).

(b)

KKCG acknowledges that the Company Information shared pursuant to the terms of this Agreement (i) is confidential and may be of sensitive nature and (ii) may constitute inside information or material nonpublic information as defined in applicable laws and regulations. KKCG undertakes to comply, and procures that its directors, officers and employees with whom any Company Information is shared, will comply, with the confidentiality undertaking contained in Section 10(a) and with all applicable laws, rules and regulations, including insider trading laws and the Company’s internal regulations in this respect.

(c)	KKCG and the Company shall design and implement appropriate procedures and processes for the sharing of any Company Information (e.g. responsible Persons, means of communications).

(d)

Notwithstanding para. (a) and (b) above, KKCG employees who are also employed or mandated, as applicable, by the Company (the “Shared Employees”) may access and process Company Information to the extent such access or processing is necessary for the performance of the responsibilities and tasks of such Shared Employees for the Company and/or its subsidiaries. KKCG and the Company shall implement appropriate technical and organizational measures that prevent access of Company Information by any other KKCG employees.

4.	EXCHANGE OF CLASS A SHARES FOR CLASS B SHARES

(a)	The Parties agree that, if, during the term of this Agreement, any of the following events occurs with regard to KKCG’s shareholding in the Company (each a “Sunset Event”):

(i)	seven years from the date the shareholding of KKCG, together with its Affiliates, falls below 35% of the Share Capital;

(ii)	KKCG, together with its Affiliates, at any time during the term of this Agreement holds less than 25% of the Share Capital;

(iii)	the date of the death or permanent disability of Karel Komárek;

(iv)	the effective date of Karel Komárek’s resignation or removal from the Board; or

(v)	the occurrence of any Transfer of all or any portion of the Class A Shares by KKCG or any of its Affiliates to any Person other than to a Permitted Transferee (as defined below);

(b)

then (a) the Company shall require KKCG to sell and transfer all Class A Shares held by KKCG to the Company in exchange for newly issued Class B Shares by delivering a notice (the “Call Notice”) and (b) KKCG shall have the right to sell and transfer all of its Class A Shares to the Company in exchange for newly issued Class B Shares by delivering a notice (the “Put Notice”) in each case of (a) and (b) in accordance with the procedure set forth below:

(i)

Transfer of Class A Shares. After receipt of the Call Notice or, as the case may be, the delivery of the Put Notice, subject to and concurrently with (Zug-um-Zug) the issuance of Class B Shares as per Section 4(b)(ii) below, KKCG shall transfer all of its Class A Shares to the Company, free and clear of any pledge, liens, encumbrances or other similar restrictions for no consideration, other than the receipt of Class B Shares as provided for herein.

(ii)

Issuance of Class B Shares. The Company, in accordance with its articles of association, shall issue Class B Shares to KKCG in an amount so that for every four Class A Shares transferred from KKCG to the Company, one Class B Share is issued to KKCG. The Class B Shares shall be promptly issued from conditional capital (bedingtes Aktienkapital) that is reserved for that purpose under the Company’s articles of association. To the extent the conditional capital of the Company does not suffice to issue the necessary number of Class B Shares or, for any reason, such conditional capital increase cannot be implemented within one month from the receipt of the Call Notice or the Put Notice, as the case may be, the Company shall promptly take, and shall procure that its corporate bodies will take, the necessary steps and actions to procure that the required number of Class B Shares will be promptly issued (including, but not limited to, issuance by way of an ordinary capital increase, from authorized capital or from capital band (Kapitalband)) or that the Class A Shares will be converted into Class B Shares by way of a shareholders’ resolution. If, in accordance with article 6 of the Company’s articles of association, KKCG makes use of its right to request the Company to convene an extraordinary shareholders’ meeting and requests the issuance of Class B Shares or the conversion from Class A Shares into Class B Shares to be put on the agenda of such extraordinary shareholders’ meeting, then the Company shall promptly take, and shall procure that the Board will take, the necessary steps that such extraordinary shareholders’ meeting with the requested agenda item be called immediately (and in any case no later than within [60] calendar days from KKCG’s request as provided in the Company’s articles of association). The new Class B Shares issuable to KKCG pursuant to this Section 4(b) shall be issued at the nominal value of CHF 0.04 per Class B Share. The subscription rights of the other shareholders of the Company are excluded in favor of KKCG, in accordance with article 3b of the Company’s articles of association.

(iii)

Subscription of Class B Shares. KKCG undertakes to (a) subscribe for all newly issued Class B Shares (by delivering to the Company a duly executed subscription form for all newly issued Class B Shares) and (b) in case of a conditional capital increase, pay in cash the aggregate nominal value of the newly issued Class B Shares to an account with a Swiss banking institution to be specified by the Company and communicated to KKCG. If not issued out of conditional capital reserved for that matter, the Company shall use reasonable best efforts (and provided that the applicable requirements under Swiss laws are met) that the Class B Shares shall be issued against no consideration by way of conversion of freely distributable equity (art. 652d Swiss Code of Obligations).

(c)

The Class A Shares transferred from KKCG to the Company as per Section 4(a) above shall be cancelled by way of a capital reduction in accordance with art. 732 et seqq. Swiss Code of Obligations, unless the Board decides to hold them in treasury or to use them for other purposes instead. Absent such other decision, the Company shall take, and shall procure that its corporate bodies will take, the necessary steps and actions to implement and execute the capital reduction. The capital reduction shall be resolved on the next annual general meeting of the Company’s shareholders following the exchange of Class A Shares for newly issued Class B Shares. Alternatively, and regardless of whether a Sunset Event has already occurred or not, the Board may propose in advance at any general meeting of the Company to propose, once Swiss law permits so, a capital band which gives the Board the power to conduct this capital reduction, and/or authority to acquire the Class A Shares in excess of 10% of the issued share capital. KKCG shall (i) procure that the KKCG Nominated Directors support and vote in favor of a resolution of the Board to put the capital reduction, the capital band and/or the authority to acquire Class A Shares on the agenda of the relevant general meeting and (ii) vote in favor of the capital reduction , capital band and/or the authority to acquire Class A Shares at such general meeting.

(d)

KKCG undertakes to procure that the KKCG Nominated Directors shall support and vote in favor of any resolution of the Board required in connection with the issuance of the new Class B Shares issued pursuant to this Agreement including, but not limited to, the report of the Board on the capital increase, the resolution of the Board regarding the implementation of the capital increase and amendment of the articles of association to reflect the new Share Capital and the registration of the new Share Capital in the commercial register.

(e)

The newly issued Class B Shares shall be listed on the New York Stock Exchange and the Company undertakes to carry out all steps and actions, and KKCG undertakes to support all steps and actions to be carried out by the Company, to implement such listing.

(f)

Notwithstanding anything to the contrary in this Agreement, in the event of a Transfer of Class A Shares by KKCG or any of its Affiliates to any Person (other than to a Permitted Transferee), the Company’s right to provide a Call Notice pursuant to Section 4(b) extends to any Class A Shares subject to such transfer, and KKCG shall (to the extent it is able to do so), and shall use commercially reasonable efforts to procure that such transferee, deliver any such Class A Shares (as applicable) upon the provision of a Call Notice by the Company, and complete all other obligations of KKCG or such transferee (as applicable) to give full effect to the Call Notice.

(g)

Furthermore, the Parties acknowledge that in accordance with article 7 paragraph 2 of the articles of association of the Company, a Sunset Event will have the effect that the Class A Shares will lose their preferential voting rights. To give full effect of this change, the Company shall procure that the Board proposes to the general meeting of shareholders to formally abolish article 7 paragraph 1 of the articles of association of the Company and/or conduct a reverse stock split of the Class A Shares so that they have become identical with the Class B

Shares, and KKCG undertakes to support, and hereby consents to, any such abolishment and/or reverse stock split.

5.	EARNOUT SHARES

(a)

Following the Acquisition Closing (as defined in the BCA), 30,000,000 Class B Shares (the “Earnout Shares”) received by KKCG in connection with the Acquisition Closing will be subjected to the vesting provisions set forth in this Section 5. KKCG shall retain all of its rights as a shareholder of the Company with respect to any unvested Earnout Shares, including the right to dividends on and the right to vote any unvested Earnout Shares; provided that dividends with respect to Earnout Shares subject to vesting pursuant to this Section 5 shall be set aside by the Company and shall be paid to such holders upon the vesting of such Earnout Shares (if at all) (and, if any dividends with respect to Earnout Shares subject to vesting pursuant to this Section 5 are set aside and such Earnout Shares are subsequently forfeited pursuant to Section 5(d), such set aside dividends shall become property of the Company). KKCG agrees that it shall not Transfer any unvested Earnout Shares prior to the date such Earnout Shares become vested pursuant to the applicable provision of this Section 5; provided that unvested Earnout Shares may be Transferred to any direct or indirect partners, members or equity holders of KKCG, any Affiliates of KKCG (which, for the avoidance of doubt, includes the Valea Foundation) or any related investment funds or vehicles controlled or solely managed by such Persons or their respective Affiliates; provided, however, that (x) such transferees shall be deemed to be Permitted Transferees for the purposes of Section 10.1(g) and (y) such deemed Permitted Transferee complies with Section 10.1(g).

(i)

If, at any time during the seven (7) years following the Acquisition Closing Date (the “Measurement Period”), the VWAP of Class B Shares is greater than USD 12.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the First Earnout Achievement Date.

(ii)

If, at any time during the Measurement Period, the VWAP of Class B Shares is greater than USD 14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 15,000,000 of the unvested Earnout Shares owned by KKCG shall vest on the Second Earnout Achievement Date.

(b)

In the event there is a Change of Control at any time during the Measurement Period (or a definitive agreement providing for a Change of Control is entered into during the Measurement Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Measurement Period): (i) to the extent the First Earnout Achievement Date has not already occurred, the First Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Class B Share in such Change of Control is greater than or equal to USD 12.00 and, thereafter, the obligations in Section 5(a)(i) shall terminate and no longer apply (a “First Earnout Change of Control Trigger”); and (ii) to the extent the Second Earnout Achievement Date has not already occurred, the Second Earnout Achievement Date shall be deemed to occur immediately prior to the closing of such Change of Control if the price paid per Class B Share in such Change of Control is greater than or equal to USD 14.00 and, thereafter, the obligations in Section 5(a)(ii) shall terminate and no longer apply (a “Second Earnout Change of Control Trigger”); provided that (A) in each of the foregoing clauses (i) and (ii), to the extent the price paid per Class B Share includes equity consideration, contingent consideration or property other than cash, the Board shall determine the price paid per Class B Share in such Change of Control in good faith (valuing any such consideration payable in publicly traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Board with respect to any matters contemplated by, or related to, this Section 5(b), including the price paid per Class B Share in any Change of Control, the determination of whether any Class B Shares are issuable under this Section 5(b), shall be made in good faith and shall be final and binding on the parties hereto. If, during the Measurement Period, the Company or any of its successors or assigns consolidates with, or merges into, any other Person (including in connection with a Change of Control) such that the Company or its successor or assign, as applicable, shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person then, and in each case, the Company or its successor or assign, as applicable, shall ensure that proper provision shall be made so that the continuing or surviving entity shall succeed to the obligations of the Company set forth in this Section 5.

(c)

The Class B Share price targets set forth in Section 5(a)(i) and Section 5(a)(ii) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions, including, for the avoidance of doubt, a Change of Control which does not result in the occurrence of the First Earnout Change of Control Trigger or Second Earnout Change of Control Trigger, as applicable, with respect to the Class B Shares occurring on or after the Acquisition Closing (other than the transactions contemplated by the BCA).

(d)

If the First Earnout Achievement Date, First Earnout Change of Control Trigger, Second Earnout Achievement Date or Second Earnout Change of Control Trigger has not occurred prior to the end of the Measurement Period, the Earnout Shares subject to vesting upon such respective Earnout Achievement Date or Change of Control Trigger shall be forfeited and transferred to the Company without consideration, all in accordance with Swiss company law.

6.	ORDERLY SALE OF SHARES

(a)	KKCG shall take commercially reasonable efforts not to cause any adverse pressure on the share price when selling or otherwise Transferring any Company Shares.

7.	LOCKUP OF COMPANY SHARES

(a)

Subject to the exclusions in Section 7(b), KKCG, as a holder of Company Shares (or any Permitted Transferee (as defined below), as applicable), agrees not to Transfer, and shall procure that any Permitted Transferees and Affiliates shall not Transfer, any Company Shares until the end of the Company Share Lockup Period (the “Company Share Lockup”).

(b)

KKCG and any Permitted Transferee (as defined below) may Transfer any vested Company Shares it holds during the Company Lockup Period (i) to any direct or indirect partners, members or equity holders of KKCG, any Affiliates of KKCG (which, for the avoidance of doubt, includes the Valea Foundation) or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) by gift to a charitable organization; or, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of such individual’s immediate family or an Affiliate of such Person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with the exercise of any options or warrants to purchase Class B Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (vi) in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s equityholders having the right to exchange their Company Shares for cash, securities or other property; (vii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan, debt transaction or enforcement thereunder, including foreclosure thereof; or (viii) to the Company (each transferee contemplated by clauses (i) through (viii), a “Permitted Transferee” and, together, the “Permitted Transferees”), provided that such Permitted Transferee complies with the provisions of Section 10(g).

(c)	KKCG shall retain all of its rights as a shareholder of the Company with respect to any Company Shares during the Company Share Lockup Period, including the right to vote any vested Company Shares.

8.	EFFECTIVE DATE AND TERMINATION

(a)	This Agreement shall enter into effect on the date first above written (the “Effective Date”).

(b)	This Agreement shall automatically terminate and expire on the earlier of (i) the tenth anniversary of the Effective Date, (ii) completion of the exchange of all Class A Shares into newly issued Class B Shares pursuant to Section 4 above or (iii) the date on which KKCG (together with its Affiliates) no longer holds Company Shares representing in the aggregate at least 3% of the Share Capital and the resignation of the KKCG Nominated Director(s) becomes effective in accordance with Section 2.1(e). Notwithstanding the foregoing, each Party shall have the right to terminate this Agreement by giving written notice to the other Party (the “Defaulting Party”) upon a material breach of any provision of this Agreement by the Defaulting Party. Upon termination in accordance with this Section 8(b), (i) any claims outstanding at such termination, (ii) any rights and obligations relating to the exchange of Class A Shares into newly issued Class B Shares pursuant to Section 4 (if such exchange has been initiated before or at termination) and (iii) Section 3(b), Section 10 and Section 11 shall, in the case of clauses (i), (ii) and (iii), survive the termination.

(c)

Notwithstanding the foregoing, in the case of termination in accordance with Section 8(b)(iii) above, or in case of termination upon a material breach of any provision of this Agreement by KKCG, the Company’s rights under Section 4 shall, in each case, survive such termination.

9.	CONSULTATION OBLIGATION

Until the date KKCG is no longer permitted to appoint a KKCG Nominated Director, KKCG will first consult and discuss with the Board before (i) adopting, amending or repealing, in whole or in part, any provision of the Company’s articles of association and (ii) taking any action by written consent as a stockholder of the Company.

10.	MISCELLANEOUS

(a)

Each Party shall keep this Agreement and the matters referred to herein confidential during and after the term of this Agreement, subject to the next sentence. Neither Party shall disclose, or publicly announce the execution, existence or terms of this Agreement or any information disclosed in the course of the transactions contemplated by this Agreement without first submitting the text of such disclosure or public announcement to the other Parties and receiving the written approval of the other Parties of such text, provided that no submission or approval shall be necessary if (i) a disclosure is necessary or, solely in the case of the Company, useful in the context of the Listing, (ii) made by a Party to its consultants, legal counsel, Affiliates, banks and other financing sources and their advisors on a need-to-know basis and such Persons are directed to comply with the confidentiality provisions of this Agreement or (iii) a Party becomes compelled by law or under the rules of any stock exchange to disclose such information or has to comply with applicable reporting requirements.

(b)

This Agreement constitutes the entire agreement of the Parties regarding the subject matter of this Agreement and supersedes all previous agreements or arrangements, negotiations, correspondence, undertakings and communications, oral or in writing. Any amendment or modification of this Agreement (including this Section 10(b)) shall require an agreement in writing executed by both Parties.

(c)

The failure of either Party to enforce any of the provisions of this Agreement or any rights with respect hereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by either Party shall not operate or be construed as a waiver of any other prior or subsequent breach and any such waiver shall be in writing signed by the Party against who such waiver will be enforced.

(d)

If any provision of this Agreement is held to be invalid or unenforceable for any reason, that shall not affect the validity or enforceability of the rest of this Agreement, and such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties.

(e)

Any notice to be given under this Agreement shall be made in writing and shall be delivered by hand, by courier service, by registered mail or by e-mail (to be confirmed in writing delivered by registered mail or courier or by evidence of transmission if by email) to the addresses set forth below (or such other addresses as may from time to time have been notified in accordance with this Section 10(e)):

If to the Company:	[●]
[●]
[●]
[●]

with a copy to:	[●]
[●]
[●]
[●]

If to KKCG:	[●]
[●]
[●]
[●]

with a copy to:	[●]
[●]
[●]
[●]

Any notice to be given under or in connection with this Agreement shall be deemed to have been delivered on the Trading Day on which it has been received (by hand, by courier service, by registered mail or by e-mail (if confirmed in writing delivered by registered mail or courier or by evidence of transmissions if by email)) by the recipient thereof.

(f)

Save as set out in Section 10(g) below, neither Party shall assign this Agreement or any rights, claims, obligations or duties under this Agreement to any Person without the prior written consent of the other Party.

(g)

KKCG may, upon the provision of written notice to Company, assign any or all of its rights, claims, obligations or duties under this Agreement to any Permitted Transferee of KKCG that acquires Company Shares from KKCG, provided that any such Permitted Transferee has executed a written agreement agreeing to be bound by Section 5 and/or Section 7, as applicable, of this Agreement and provided, however, that KKCG remains jointly and severally liable for any obligations or duties so transferred. Notwithstanding anything to the contrary in this Agreement, no assignment by KKCG shall be binding upon or obligate the Company unless and until the Company shall have received (i) notice of such assignment in accordance with this Section 10(g) and Section 10(e), and (ii) an executed written agreement of the assignee, in a form reasonably satisfactory to the Company, agreeing to be bound by the terms and provisions of this Agreement as fully as if it were an initial signatory hereto.

(h)

Each party shall bear all costs, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

(i)

The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each Party hereto shall have received one or more counterparts hereof signed by each of the other Parties hereto and unless and until such receipt, this Agreement shall have no effect and no Party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.	GOVERNING LAW AND ARBITRATION

(a)	This Agreement shall in all respects be governed by and construed in accordance with substantive Swiss law to the exclusion of Swiss conflict of laws rules.

(b)

Any dispute, controversy, or claim arising out of, or in relation to, this contract, including regarding the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which a notice of arbitration is submitted in accordance with those Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Lucerne, Switzerland. The arbitration proceedings shall be conducted in English.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Allwyn Entertainment AG

Name:	Name:
Title:	Title:

KKCG AG

Name:	Name:
Title:	Title:

[Signature Page Relationship Agreement]